News Release

For Immediate Release:

January 19, 2010

International Barrier Technology to Manufacture Private Label Fire-Rated OSB for LP® Building Products, LP® FlameBlock™ Fire-Rated OSB Sheathing

Watkins, MN; Vancouver, BC January 19, 2010 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV) is pleased to announce that Barrier will manufacture a private label fire-rated OSB sheathing product for LP® Building Products trademarked as LP® FlameBlock™ Fire-Rated OSB Sheathing.  LP® introduced their new product offering at the International Builders Show in Las Vegas.

LP® FlameBlock™ Sheathing will be manufactured using Barrier’s Pyrotite™ Technology at the existing manufacturing facility in Watkins, MN.  “We are excited to join LP in this endeavour and look forward to prosperous growth by combining our technology with LP’s OSB sheathing, experienced sales force and comprehensive distribution channels,” states Barrier President & CEO Dr. Michael D. Huddy.

About International Barrier Technology Inc.
International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

/s/ Michael D. Huddy

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology
(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:
www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA
Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com